Filed pursuant to Rule 424(b)(5)

Registration No. 333-103624

PROSPECTUS SUPPLEMENT

SONIC SOLUTIONS

$8,500,000

Common Stock

We are offering 1,000,000 shares of our common stock through this prospectus supplement and the base prospectus (which was filed with our Registration Statement on Form S-3 on March 6, 2003, Registration No. 333-103624) at a fixed price of $8.50 per share to certain institutional investors. You should read both this prospectus supplement and the base prospectus carefully before you invest in our common stock.

Our common stock is listed on the Nasdaq National Market under the symbol “SNIC.” On June 26, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $8.97 per share.

Investing in the Securities involves risks. See “ Risk Factors” beginning on page S-5

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these Securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 27, 2003

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the base prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. Under the shelf registration statement and in accordance with the shelf registration process, we may sell shares of our common stock and/or preferred stock, with aggregate proceeds from the sales of up to $20,000,000, from time to time after the effectiveness of the shelf registration statement of which this prospectus supplement is a part. The shelf registration statement, as amended, has been declared effective by the SEC. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered, the risks of investing in our common stock and the underwriting arrangements. The base prospectus provides general information about us, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering. If information in this prospectus supplement is inconsistent with the base prospectus or the information incorporated by reference, you should rely on this prospectus supplement. You should read both this prospectus supplement and the base prospectus together with the additional information about Sonic Solutions described in this prospectus supplement in the section below entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Sonic Solutions”, “Sonic”, “we”, “us”, “our”, or similar references mean Sonic Solutions.

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FORWARD LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference in this prospectus supplement, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

•	other competing products that may, in the future, be available for consumers

•	our plans to develop and market new products

•	our ability to improve our financial performance and

•	effects of integrating the Desktop and Mobile Division business that we purchased from VERITAS, which we refer to as the DMD business.

Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the “Risk Factors” section and elsewhere in this prospectus supplement. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

PROSPECTUS SUPPLEMENT SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and accompanying notes incorporated by reference in this prospectus supplement and base prospectus.

Business Summary

We develop and market computer based tools:

•	for creating digital audio and video titles in the CD-Audio and DVD-Video formats (and in related formats);

•	for recording data files on CD recordable or DVD recordable disks in the CD-ROM and DVD-ROM formats; and

•	for backing up the information contained on hard disks attached to computers.

Most of the products we sell consist entirely of computer software, though some of the tools we sell include “plug-in” computer hardware. We also license the software technology underlying our tools to other companies to incorporate in products they develop.

We divide our products into three categories:

•	Professional Audio and Video Products—Our professional products consist of advanced DVD-Video creation tools which are intended for use by high-end professional customers. We sell a number of products in this category including DVD Creator (Macintosh based), Sonic Scenarist (Windows based), DVD Producer (Windows based), DVD Fusion (Macintosh based) and ReelDVD (Windows based). These products include elaborate applications software and, in some cases, plug-in hardware. Our customers use our professional products to prepare commercial quality DVD-Video titles, in many cases destined for mass replication and release to home video consumers.

•	Desktop Products—Our desktop products include software-only DVD-Video creation tools and DVD-Video playback software intended for use by lower end professionals, by enthusiasts or “prosumers,” and by consumers. Our desktop products also include software-only CD-Audio, CD-ROM and DVD-ROM making tools, as well as data backup software. We sell and market these products through product bundling arrangements with OEM suppliers of related products, as well as through retail channels (both web-based and traditional “bricks and mortar” channels). We market a number of different desktop products under various trade names including RecordNow, Backup My PC, CinePlayer, DVDit! and MyDVD.

•	Technology Products—This category includes software that we license to other companies for inclusion in their DVD or CD creation and recording products. We market most of this software under the trade names of AuthorScript and Primo SDK.

Recent Developments

Ravisent License Agreement

On May 24, 2002, we entered into an agreement with Axeda, under which Axeda licensed Ravisent’s DVD player software and other digital media technologies to us. Under the agreement, we paid Axeda a one-time fee of $2 million for the license and related agreements, and in return we obtained exclusive rights to deploy the Ravisent technologies in the personal computer market. As part of this agreement we acquired a revenue generating business, fixed assets, developed software and engineering employees.

VERITAS

On December 18, 2002, we acquired the business of the VERITAS Desktop Mobile Division (“DMD”) from VERITAS. DMD sold personal computer based CD-ROM, CD-Audio and DVD-ROM mastering software and personal computer backup software.

We acquired all the software and other intellectual property of VERITAS required to carry on development and marketing of products sold by the DMD business, and we assumed essentially all of the DMD business’s outstanding customer contracts and other contracts. Almost all the employees of the DMD business (approximately 40 individuals) joined Sonic. We also entered into a sublease agreement with VERITAS for the principal offices of the DMD business.

We issued 1,290,948 shares of Series F preferred stock, all of which was converted into 1,290,948 shares of our common stock in March 2003. We also provided registration rights for these shares.

Corporate Information

We are a California corporation. Our principal offices are located at 101 Rowland Way, Suite 110, Novato, California 94945. Our telephone number is (415) 893-8000.

THE OFFERING

Common stock offered by Sonic Solutions	1,000,000 shares

Common stock to be outstanding after this offering	19,217,317 shares

Use of proceeds	For working capital, acquisitions and other general corporate purposes

Nasdaq National Market symbol	SNIC

The number of shares of common stock to be outstanding after this offering is based on 18,217,317 shares outstanding on March 31, 2003. It excludes:

•	5,292,674 shares of common stock issuable upon exercise of options outstanding as of March 31, 2003, of which 3,186,349 shares are exercisable, under our Stock Option Plans, at a weighted average exercise price of $2.14 per share; and

•	6,494,600 shares available for grant as of March 31, 2003 under our stock option plans.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as those in other documents we file with the Securities and Exchange Commission: The risks identified below could cause the value of our shares to decline. We cannot, however, estimate the likelihood that our shares may decline in value or the amount by which they may decline.

Risks Related to our Business

We have had losses in each of the past four fiscal years ending March 31, 2002.

We were unprofitable during each of the four fiscal years ending March 31, 2002. For example, in fiscal year 2002, we had a net loss of $4,182,000 and in fiscal year 2001 we had a net loss of $5,855,000. We were unprofitable during each quarter of the 2000 and 2001 fiscal years and during the first three quarters of the 2002 fiscal year. Although we were profitable in the fourth quarter of the 2002 fiscal year and each of the four quarters of the 2003 fiscal year, we may not maintain profitability and as a result our share price may decline. Although we have provided revenue and profitable earnings guidance for fiscal 2004, there are no assurances that we will meet such guidance and our inability to meet such guidance could cause our share price to decline.

During the fiscal year ended March 31, 2001 we had negative operating cash flows.

During the fiscal year ended March 31, 2001, we had a negative operating cash flow of $848,000. During the fiscal year ended March 31, 2002, we had a positive operating cash flow of $5,708,000. During the fiscal year ended March 31, 2003, we had a positive operating cash flow of $153,000. We may continue to report a negative operating cash flow in the future, and we may need to obtain additional financing to continue to operate. If we are unable to obtain such financing, then we may have to cease or significantly curtail operations.

If sources of financing are not available, we may not have sufficient cash to satisfy working capital requirements.

We believe that our current cash balances are sufficient to satisfy our working capital requirements for at least the next twelve months. We may need to obtain additional financing at that time or prior to that time if our plans change or if we expend cash sooner than anticipated. We currently do not have any commitments from third parties to provide additional capital. The risk to us is that at the time we will need cash, financing from other sources may not be available on satisfactory terms, if at all. Our failure to obtain financing could result in our insolvency and the loss to investors of their entire investment in our common stock.

Any failure to successfully integrate the DMD business we purchased from VERITAS could negatively impact us.

The acquisition of the DMD business involves risks related to the integration and management of the DMD business, which will be a complex, time-consuming and an expensive process and may disrupt our businesses if not completed in a timely and efficient manner. We may encounter substantial difficulties, costs and delays in integrating the DMD operations, including:

•	potential conflicts between business cultures;

•	adverse changes in business focus perceived by third-party constituencies;

•	potential conflicts in distribution, marketing or other important relationships;

•	an inability to implement uniform standards, controls, procedures and policies;

•	an inability to integrate our research and development and product development efforts;

•	the loss of current or future key employees and/or the diversion of management’s attention from other ongoing business concerns;

•	undiscovered and unknown problems, defects or other issues related to the DMD products that become known to us only some time after the acquisition; and

•	negative reactions from our resellers and customers.

The DMD business may not be a positive contributor to our operations but instead may constitute a drain on our resources. We may therefore not achieve the desired synergies and benefits of the DMD acquisition.

Other recent acquisitions may compromise our operations and financial results.

The Ravisent business line was not profitable when owned by Axeda. It is possible that the Ravisent technology and employees will not be a positive contributor to our operations and instead will constitute a drain on our resources.

Future acquisitions may compromise our operations and financial results.

As part of our efforts to enhance our existing products and introduce new products, we may pursue acquisitions of complementary companies, products and technologies. Acquisitions could adversely affect our operating results in the short term as a result of dilutive issuances of equity securities or usage of our cash and the incurrence of additional debt costs. The purchase price for an acquired company may exceed its book value, creating goodwill, possibly resulting in significant impairment write-downs charged to our operating results in future periods. We have limited experience in acquiring and integrating outside businesses and future acquisitions are likely to involve similar risks associated with our financial results and the integration of technology and employees.

The issuance of stock under our registration statement will dilute the relative ownership of existing common shareholders and could result in lower market price for our stock.

As part of the acquisition of the DMD business, we issued VERITAS 1,290,948 shares of our Series F convertible preferred stock. In March, 2003, VERITAS converted all of their shares of Series F Preferred Stock into 1,290,948 shares of our Common Stock which, based upon our common stock outstanding as of March 31, 2003, resulted in approximately a 7% dilution to our shareholders.

Our stock price has been volatile, is likely to continue to be volatile, and could decline substantially.

The price of our common stock has been, and is likely to continue to be, highly volatile. The price of our common stock could fluctuate significantly for some of the following reasons:

•	future announcements concerning us or our competitors;

•	quarterly variations in operating results;

•	charges, amortization and other financial effects relating to our recent or future acquisitions;

•	introduction of new products or changes in product pricing policies by us or our competitors;

•	acquisition or loss of significant customers, distributors or suppliers;

•	business acquisitions or divestitures;

•	changes in earnings estimates by analysts;

•	issuances of stock under our shelf registration statement;

•	fluctuations in the economy or general market conditions;

•	our failure to successfully integrate the DMD business; or

•	the delay in delivery to market or acceptance of new DVD products (for example DVD recorders).

In addition, stock markets in general, and the market for shares of technology stocks in particular, have experienced extreme price and volume fluctuations in recent years which have frequently been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price of our common stock could decline below its current price and the market price of our stock may fluctuate significantly in the future. These fluctuations may be unrelated to our performance.

In the past, shareholders of various companies have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a shareholder files a securities class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

If new digital formats are unsuccessful, it is unlikely that we will generate sufficient revenues to recover our development cost.

Our business involves new digital audio and video formats, such as DVD-Video and DVD-Audio, and, more recently, the new recordable DVD formats including DVD-RAM, DVD-R/RW and DVD+RW. If these formats prove to be unsuccessful or are not accepted for any reason, there will be only limited demand for our products.

Our reliance on outsourcing and single suppliers for our manufacturing and components makes us vulnerable to supplier operational problems.

Our outsourcing manufacturing program commits responsibility for almost all of our manufacturing activities to a single supplier – Arrow Bell Electronics. In addition, we often use components that are only available from a single source. Those components include, for example, Phillip’s Video Scaler and various Xilinx devices. Reliance on a single supplier for manufacturing or for certain manufacturing components makes us vulnerable to operating, financial and other problems encountered by those suppliers.

If we fail to protect our products’ intellectual property rights, such as trade secrets, we may not be able to market our products successfully.

Our products are based in large part on proprietary technology which we have sought to protect with patents, trademarks and trade secrets. For example, we have numerous patents and we have also filed applications for additional patents. We also registered trademarks for the following: DVDit!, MyDVD, DVD Creator, DVD Fusion, RecordNow, Backup MyPC, CinePlayer, AuthorScript, ReelDVD and Primo SKD among others. To the extent that we use patents to protect our proprietary rights, we may not be able to obtain needed patents or, if granted, the patents may be held invalid or otherwise indefensible. In addition, we make extensive use of trade secrets that we may not be able to protect. To the extent we are unable to protect our proprietary rights, competitors may enter the market offering products identical to ours, with a negative impact on sales of our products.

Other companies’ intellectual property rights may interfere with our current or future product development and sales.

We have never conducted a comprehensive patent search relating to the technology we use in our products. There may be issued or pending patents owned by third parties that relate to our products. If so, we could incur substantial costs defending against patent infringement claims or we could even be blocked from selling our products.

Other companies may succeed in obtaining valid patents covering one or more of the key techniques we utilize in our products. If so, we may be forced to obtain required licenses or implement alternative non-infringing approaches.

Our products are designed to adhere to industry standards, such as DVD-ROM, DVD-Video, DVD-Audio and MPEG video. A number of companies and organizations hold various patents that claim to cover various aspects of DVD and MPEG technology. We have entered into license agreements with certain companies relative to some of these technologies. For instance, we have entered into license agreements with Dolby Licensing Corporation covering Dolby Digital Audio and with Meridian Audio Limited covering Meridian Lossless Packing. Such license agreements may not be sufficient to grant all of the intellectual property rights to us necessary to market our products.

We may become involved in costly and time-consuming patent litigation.

Third parties could pursue us claiming that our products infringe various patents. Patent infringement litigation can be time consuming and costly. If the litigation resulted in an unfavorable outcome for us, we could be subject to substantial damage claims and a requirement that we obtain a royalty or license agreement to continue using the technology in issue. Such royalty or license agreements might not be available to us on acceptable terms, or at all, resulting in serious harm to our business.

For example, a group of companies have formed an organization called MPEG-LA to enforce the rights of holders of patents covering aspects of MPEG-2 video technology. Although we have entered into an agreement with MPEG-LA, that agreement may not prevent third parties from asserting that we infringe a patent covering the MPEG-2 technology.

Because a significant percentage of our professional DVD products operate only on Macintosh computers, the potential success of these products is tied to the success of this platform.

Several of our current professional DVD products, including DVD Creator and DVD Fusion, operate on Macintosh computers manufactured by Apple Computer. If the supply of Macintosh computers becomes limited, sales of these products will likely decline. If there is a decrease in the use of the Macintosh computing platform in the professional and corporate audio and video markets, there will likely be a decrease in demand for our products. If there are changes in the operating system or architecture of the Macintosh, it is likely that we will incur significant costs to adapt our products to the changes. Our Macintosh users generally demand that we maintain compatibility with the latest models of the Macintosh and the Macintosh OS. Currently our DVD Creator and DVD Fusion applications run only on OS 9. Macintosh OS X currently offers a “compatibility mode” which supports OS 9.x compatible applications, but we believe that we will soon have to modify our DVD Creator and DVD Fusion applications for them to continue to be able to run with the latest Macintosh models. Such a modification may be difficult to accomplish or infeasible and if it proves to be lengthy, our revenues could be significantly reduced in the interim.

Because a large portion of our net revenue is from OEM customers, the potential success of our products is tied to the success of their product sales.

Much of our consumer revenue is derived from sales to large OEM customers, which include Dell, Hewlett-Packard, Sony, Matrox and Avid. The revenue from many of these customers is recognized on a sell-thru basis. If these customers do not ship as many units as forecasted or if there is a decrease in their unit sales, our net revenue will be adversely impacted and we may be less profitable than forecasted or unprofitable.

Some of our competitors possess greater technological and financial resources than we do, may produce better or more cost-effective products than ours and may be more effective than we are in marketing and promoting their products.

There is a substantial risk that competing companies will produce better or more cost-effective products, or will be better equipped than we are to promote them in the marketplace. A number of companies have announced or are delivering products which compete with our products. These include Ahead, Apple Computer, CyberLink, Dazzle (a division of SCM Microsystems), Intervideo, Inc., MedioStream, Pinnacle, Roxio and Ulead. See discussion entitled “Competition for Desktop Products” in the Business Section of Part I of this document. Most of these companies have greater financial and technological resources than ours.

Our reliance on outsourcing our Webstore makes us vulnerable to third party’s operational problems.

We have initiated a web-based retail store for our DVDit! and MyDVD products (as well as some of our professional products, for example, ReelDVD). We currently “outsource” our Webstore through an arrangement we have with Digital River. Under this arrangement, Digital River provides the servers which list our products and handle all purchase transactions through their secure web site.

Outsourcing means that we are dependent on a third party for smooth operation of our Webstore. Since our Webstore sales are a significant portion of our revenues, interruption of our Web Store could have a negative effect on our business.

We have little ability to reduce expenses to compensate for reduced sales.

We tend to close a number of sales in the last month or last weeks of a quarter, especially in our professional audio and video business, and we generally do not know until quite late in a quarter whether our sales expectations for the quarter will be met. For example, in recent quarters, as much as 65% of our professional sales have been procured in the last month of the quarter. Because most of our quarterly operating expenses and our inventory purchasing are committed prior to quarter end, we have little ability to reduce expenses to compensate for reduced sales.

Approximately 26% of our revenue derives from revenue recognized on development and licensing agreements from three customers for the fiscal year 2003.

During fiscal 2003, approximately 26% of our revenue was derived from revenue recognized on development and licensing agreements from three customers as discussed in Note 10 of Notes to the Consolidated Financial Statements. A decrease or interruption in any of the above mentioned businesses or their demand for our products or a delay in our development agreements could cause a significant decrease in our revenue.

A significant portion of our revenue derives from sales made to foreign customers located primarily in Europe and Japan.

Revenue derived from these customers accounted for approximately 47%, 39% and 30% of our revenues in fiscal years 2001, 2002 and 2003, respectively. These foreign customers expose us to the following risks, among others:

•	currency movements in which the U.S. dollar becomes significantly stronger with respect to foreign currencies, thereby reducing relative demand for our products outside the United States;

•	import and export restrictions and duties;

•	foreign regulatory restrictions, for example, safety or radio emissions regulations; and

•	liquidity problems in various foreign markets.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be $8 million, after deducting placement agent fees and the estimated expenses of this offering. We intend to use any net proceeds from the sale of common stock offered by this prospectus supplement and the base prospectus for working capital, acquisitions and other general corporate purposes. Pending any of these uses, we intend to invest the net proceeds of this offering in short-term marketable securities. Within the parameters set by our investment policy, we will retain broad discretion in allocating the net proceeds of this offering.

DILUTION

Our net tangible book value at March 31, 2003 was $10,446,000, or $0.57 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities divided by the number of outstanding shares of common stock on March 31, 2003. Based upon the sale of 1,000,000 shares of common stock at the public offering price of $8.50 per share, with estimated net proceeds to the company (after estimated offering expenses of $50,000), our pro forma net tangible book value at March 31, 2003, would have been $18,446,000 or $0.39 per share. This represents an immediate increase in the tangible book value of $0.39 per share to existing shareholders and an immediate dilution of $7.54 per share to new investors purchasing common stock in such offering, as illustrated in the following table:

Public offering price per share		$8.50
Net tangible book value per share at March 31	$0.57
Increase in net tangible book per share attributable to this offering	0.39

Net tangible book value per share after this offering		0.96

Dilution in net tangible book per share to new investors		$7.54

The computations in the table above assume no exercise of any outstanding stock options after March 31, 2003. At March 31, 2003 there were options outstanding to purchase a total of 5,292,674 shares of common stock at a weighted average exercise price of $3.13 per share, if any of these options are exercised, there will be further dilution to new investors.

CHANGES IN THE DESCRIPTION OF COMMON STOCK

There were no changes in the description of our common stock since the filing of the base prospectus that was filed with the Registration Statement.

CHANGES IN THE DESCRIPTION OF PREFERRED STOCK

As of the date of this prospectus supplement, all of the shares of Series F Preferred Stock that were outstanding on the date of the base prospectus have been converted to common stock. We have no preferred stock currently outstanding.

PLAN OF DISTRIBUTION

We are directly selling to certain institutional investors up to 1,000,000 shares of our common stock under this prospectus supplement at a fixed price of $8.50 per share. We have negotiated with these purchasers regarding the sale of the shares.

Pursuant to a placement agency agreement dated June 27, 2003, we engaged Roth Capital Partners, LLC, to act as our non-exclusive placement agent in connection with offerings of securities under our shelf registration statement, of which this prospectus supplement is a part. Under the terms of the placement agency agreement, Roth Capital has agreed to use commercially reasonable efforts in connection with the issuance and sale by us of the shares in this offering and in possible future takedowns of securities from the registration statement. The terms of any future offerings will be subject to market conditions and negotiations among us, Roth Capital and prospective purchasers. The placement agency agreement does not give rise to any commitment by Roth Capital to purchase any securities, and Roth Capital will have no authority to bind us by virtue of the placement agency agreement.

With respect to this offering, we have agreed to pay Roth Capital compensation as follows:

•	a placement fee equal to $0.45 per share sold in this offering; and

•	reimbursement of certain out-of-pocket expenses.

We will not pay any other compensation in connection with the sale of the shares pursuant to this prospectus supplement.

We have agreed to indemnify Roth Capital against certain liabilities arising in connection with the engagement, including liabilities under federal securities laws.

LEGAL MATTERS

Heller Ehrman White & McAuliffe LLP, Menlo Park, California has passed on the validity of the shares offered by this prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of Sonic Solutions as of March 31, 2003 and 2002 and for each of the years in the three-year period ended March 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditor, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC’s Public Reference Rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the Public Reference Rooms. Our SEC filings are also available to the public on the SEC’s Website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares offered in connection with this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement and the prospectus contained in the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Sonic Solutions

101 Rowland Way, Suite 110

Novato, California 94945

(415) 893-8000